Exhibit 99.1

Akorn, Inc. Announces FDA Approval for Hydromorphone Hydrochloride Injection 10mg/ml in 1ml, 5ml and 50ml Doses

LAKE FOREST, Ill.--(BUSINESS WIRE)--April 15, 2010--Akorn, Inc. (NASDAQ: AKRX) a niche generic pharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has granted approval of the Company’s Abbreviated New Drug Application (ANDA) for the generic version of Dilaudid-HP® 10mg/ml Injection. The company intends to begin shipping the product next month.

In addition, the Company has commenced the manufacturing of Vancomycin HCL for Injection 5gm / vial in its Decatur, IL plant on a contract basis for sale through its joint venture subsidiary, Akorn-Strides. The additional manufacturing site allows the Akorn-Strides joint venture to increase production to meet its current demand for this product.

Raj Rai, the Interim Chief Executive Officer of Akorn stated, "These opportunities represent important milestones for our Company and are integral to the execution of our strategy to deliver high value pharmaceuticals.”

According to IMS Health, the U.S. sales for Hydromorphone Hydrochloride Injection 10mg/ml in 1ml, 5ml, and 50ml doses were approximately $28 million in 2009.

About Akorn, Inc.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to; ability to timely file periodic reports required by the Exchange Act; ability to maintain an effective system of internal control over financial reporting; ability to sustain profitability and positive cash flows; ability to maintain sufficient capital to fund operations; ability to successfully develop and commercialize pharmaceutical products; the impact of competitive products and pricing; the difficulty of predicting Food and Drug Administration filings and approvals; reliance on key alliance agreements; the availability of raw materials; the regulatory environment; exposure to product liability claims; fluctuations in operating results and other risks described in our Annual Report on Form 10-K for the year ended December 31, 2009. Forward-looking statements speak only as to the date on which they are made, and Akorn Inc. undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

CONTACT:
At the Company:
Akorn, Inc.
Tim Dick, Chief Financial Officer
(847) 279-6100